Parkway Properties, Inc.	FOR FURTHER INFORMATION:
188 E. Capitol Street, Suite 1000	Steven G. Rogers
Jackson, MS 39201-2136	President & Chief Executive Officer
www.pky.com	J. Mitchell Collins
(601) 948-4091	Chief Financial Officer

PARKWAY PROPERTIES, INC. REPORTS 2008 FIRST QUARTER RESULTS

Highlights
•	Completes $236.6 million in asset purchases to close fund with Ohio PERS
•	Improves line of credit capacity through $60.0 million new mortgage loan
•	Average rent per square foot up 5.0% to $21.73 for the first quarter 2008
•	Embedded rent growth up 7.4% to $1.30 per square foot at quarter end
•	Reiterates 2008 FFO guidance of $4.00 to $4.20 per diluted share

JACKSON, MISSISSIPPI - May 5, 2008 - Parkway Properties, Inc. (NYSE:PKY) today announced results for its first quarter ended March 31, 2008.

Steven G. Rogers, President and Chief Executive Officer stated, “For the first quarter 2008 we achieved funds from operations (“FFO”) of $0.95 per diluted share. Excluding one-time unusual items that negatively affected FFO by approximately $1.1 million, or $0.07 per diluted share, our first quarter operating results were in line with our expectations.  For the full year 2008, we currently are on track to meet our earnings outlook and goals.  We refinanced our only maturing loan in 2008, taking approximately $18.4 million in excess loan proceeds and applying them against our line of credit. We are also pleased to have completed the $500.0 million investment goal of our Ohio PERS fund (“Fund I”) with three high-quality, well-located assets in growing markets during the quarter. Our efforts will now be focused on improving operations at all of our properties in building per share FFO growth.  Finally, our marketing effort on Fund II has progressed rapidly and we have received significant interest in a fund with a similar structure to our Ohio PERS investment.”

Consolidated Financial Results

•
FFO available to common shareholders totaled approximately $14.3 million, or $0.95 per diluted share, for the three months ended March 31, 2008 as compared to approximately $16.2 million, or $1.02 per diluted share, for the three months ended March 31, 2007. Included in FFO per diluted share are the following amounts (in thousands, except average rent per square foot and average occupancy):

Description	Q1 2008	Q1 2007

Unusual Items:
Non-cash purchase accounting adjustment	$(657)	$-
Net gain/(loss) on extinguishment of debt	(401)	124
	$(1,058)	$124

Other Items of Note:
Lease termination fees (1)	$1,067	$194
Straight-line rent (1)	$216	$959
Amortization of above market rent (1)	$(140)	$(426)
Gain on sale of land	$-	$50

Average rent per square foot (2)(3)	$21.73	$20.69
Average occupancy (2)(4)	91.0%	91.1%
Total office square feet under ownership (2)	14,120	13,258
Total office square feet under management (5)	15,846	14,430

(1)	These items include 100% of amounts from wholly-owned assets plus the Company’s allocable share of these items recognized from the assets held in consolidated joint ventures.
(2)	Includes total office square feet of wholly-owned assets, consolidated joint ventures and unconsolidated joint ventures.
(3)	Average rent per square foot is defined as the weighted average annual gross rental rate, including escalations for operating expenses, divided by occupied square feet.
(4)	Average occupancy is defined as average occupied square feet divided by average total rentable square feet.
(5)	Includes total office square feet of wholly-owned assets, consolidated joint ventures, unconsolidated joint ventures and third-party management agreements.

•
Funds available for distribution (“FAD”) totaled approximately $10.2 million for the three months ended March 31, 2008 as compared to approximately $11.5 million for the three months ended March 31, 2007.

•
Net loss available to common shareholders for the three months ended March 31, 2008 was approximately $3.8 million, or $0.25 per diluted share, as compared to a net loss available to common shareholders of approximately $772,000, or $0.05 per diluted share, for the three months ended March 31, 2007.

Asset Recycling

•
On January 18, 2008, Parkway acquired Gateway Center, a 228,000 square foot Class A office property in the central business district of Orlando, Florida for a purchase price of approximately $55.0 million on behalf of Fund I. The property consists of ten floors of office space above a six-story, 817-space structured parking facility, as well as an adjacent 98-space surface parking area. Fund I expects to spend an additional $2.8 million for closing costs, building improvements, leasing costs and tenant improvements during the first two years of ownership.

•
On January 31, 2008, the Company acquired Desert Ridge Corporate Center, a 293,000 square foot office project in Phoenix, Arizona for a purchase price of approximately $81.6 million on behalf of Fund I. The project consists of two four-story Class A office buildings totaling 275,000 square feet, a free-standing retail building totaling 18,000 square feet, an adjacent 765-space structured parking facility and a 596 space surface parking lot. An additional $2.25 million is expected to be spent for closing costs, building improvements, leasing costs and tenant improvements during the first two years of ownership. Due to Fund I’s $80.0 million limit on a single investment, the Company’s effective ownership interest in this asset is 26.5%.

•
On February 15, 2008, the Company purchased Citicorp Plaza, a 600,000 square foot office project in the O’Hare submarket and within the city limits of Chicago, Illinois for a purchase price of approximately $100.0 million on behalf of Fund I. The project consists of three interconnected, eleven-story Class A office buildings, an adjacent 1,712-space, three-story parking facility, as well as an adjacent 276-space surface parking area. An additional $9.2 million is expected to be spent for closing costs, building improvements, leasing costs and tenant improvements during the first two years of ownership. Due to Fund I’s $80.0 million limit on a single investment, Parkway’s effective ownership interest in this asset is 40%. After the Citicorp Plaza purchase, Fund I was fully invested ahead of its original schedule.

Operations and Leasing

•
The Company’s average rent per square foot increased 5.0% to $21.73 for the first quarter 2008 as compared to $20.69 for the first quarter 2007. On a same-store basis, the Company’s average rent per square foot increased 2.1% to $21.58 for the first quarter 2008 as compared to $21.14 for the first quarter 2007.

•
The Company’s average occupancy for the first quarter 2008 declined 10 basis points to 91.0% as compared to 91.1% for the first quarter 2007. This decline was primarily due to the purchase of three office investments for Fund I in the first quarter 2008, which had an average occupancy of 84.6%. On a same-store basis, the Company’s average occupancy for the first quarter 2008 increased 70 basis points to 91.2% as compared to 90.5% for the first quarter 2007.

•
At April 1, 2008, occupancy of the office portfolio was 90.3% as compared to 92.0% at January 1, 2008 and 90.9% at April 1, 2007. Not included in the April 1, 2008 occupancy rate are 19 signed leases totaling 128,000 square feet, which commence in the second and third quarters of 2008. Including these leases, the portfolio was 91.2% leased at April 11, 2008.

•
Parkway’s customer retention rate was 57.6% for the quarter ending March 31, 2008 as compared to 77.2% for the quarter ending December 31, 2007 and 52.4% for the quarter ending March 31, 2007. The largest lease that was not retained during the quarter was First NLC Financial Services (“FNLC”), a 50,100 square foot customer in Ft. Lauderdale, Florida, that declared bankruptcy in early 2008. Excluding FNLC, the Company’s customer retention rate was 62.7% for the quarter ending March 31, 2008.

•
During the first quarter 2008, 71 leases were renewed or expanded on 413,000 rentable square feet at an average rent per square foot of $21.30, representing a 1.8% increase, and at a cost of $3.59 per square foot of the lease term in annual leasing costs. Included in these leases are 75,000 square feet of renewal and expansion leases in Chicago at an average cost of $6.92 per year of the lease term, accounting for 18% of the total renewal and expansion leases for the first quarter 2008.

•
During the first quarter 2008, 27 new leases were signed on 87,000 rentable square feet at an average rent per square foot of $21.57 and at a cost of $4.32 per square foot of the lease term in annual leasing costs.

•
On a same-store basis, the Company’s share of net operating income (“NOI”) decreased $257,000 or 0.9% for the first quarter 2008 as compared to the first quarter 2007 on a GAAP basis. On a cash basis, the Company’s share of same-store NOI increased $414,000 or 1.5% for the first quarter 2008 as compared to the first quarter 2007. The increase in same-store cash NOI is primarily attributable to an increase in same-store average occupancy to 91.2% for the first quarter 2008 as compared to 90.5% for the first quarter 2007. Additionally, same-store rental rates increased 2.1% during the same period.

Capital Structure

•
On May 2, 2008, the Company owed $238.4 million related to its $311.0 million line of credit. The Company is in compliance with all covenants under the line of credit. The Company has no remaining debt maturities for 2008. Additionally, the Company’s FAD covered its dividend in 2007 and for the first quarter 2008. For 2009, the Company has $21.8 million in debt maturities related to three assets in Houston, Texas that are currently 97.1% leased.

•
On May 2, 2008, the Company completed a $60.0 million recourse mortgage loan related to the refinance of a $41.7 million mortgage that was scheduled to mature in September 2008. The loan is secured by the Company’s Capital City Plaza building in Atlanta, Georgia. The interest rate on the loan is a variable rate based on LIBOR plus 165 basis points. The loan term is for two years, with a one-year extension option at the Company’s discretion. The excess loan proceeds of approximately $18.4 million were used to pay down the Company’s line of credit. During the second quarter 2008, the Company expects to record a net gain on extinguishment of debt of approximately $500,000 associated with the prepayment of the maturing loan. The prepaid mortgage represented the Company’s only outstanding maturity in 2008.

•
The Company's previously announced cash dividend of $0.65 per diluted share for the quarter ended March 31, 2008 represents a payout of approximately 68.5% of FFO per diluted share. The first quarter dividend was paid on March 26, 2008 and equates to an annualized dividend of $2.60 per share, a yield of 6.4% on the closing stock price on May 2, 2008 of $40.60. This dividend is the 86th consecutive quarterly distribution to Parkway’s common stock shareholders.

•
At March 31, 2008, the Company’s debt-to-total market capitalization ratio was 59.3% based on a stock price of $36.96 per share as compared to 56.8% at December 31, 2007 based on a stock price of $36.98 per share and 47.4% at March 31, 2007 based on a stock price of $52.25 per share. Additionally, at May 2, 2008, the Company’s debt-to-total market capitalization ratio was 57.2% based on a stock price of $40.60 per share.

•
On February 1, 2008, the Company paid off $3.5 million in mortgage notes payable related to our 400 North Belt and Woodbranch buildings in Houston, Texas utilizing its line of credit. The mortgages had an interest rate of 8.25% per annum and were scheduled to mature on August 1, 2011. The Company recognized $401,000 in prepayment expenses associated with the extinguishment of these mortgages.

•	Mortgages were placed in connection with the asset purchases by Fund I during the quarter ended March 31, 2008 and are described below:

o
On January 18, 2008, Fund I placed a $33.0 million non-recourse first mortgage at a fixed interest rate of 5.92% in connection with the purchase of Gateway Center. Payments during the initial 36 months are interest only and the loan matures on February 10, 2016.

o
On January 31, 2008, the Company placed a $49.2 million non-recourse first mortgage on behalf of Fund I at a fixed interest rate of 5.77% in connection with the purchase of Desert Ridge Corporate Center. Payments during the initial 36 months are interest only and the loan matures on February 10, 2016.

o
On February 15, 2008, the Company placed a $60.0 million non-recourse first mortgage on behalf of Fund I at a fixed interest rate of 5.53% in connection with the purchase of Citicorp Plaza. Payments during the initial 12 months are interest only and the loan matures on March 10, 2016.

Outlook for 2008

Based on current operating trends, the Company is reiterating its 2008 initial FFO outlook of $4.00 to $4.20 per diluted share. The reconciliation of forecasted earnings per diluted share (“EPS”) to forecasted FFO per diluted share is as follows:

Outlook for 2008	Range
Fully diluted EPS	($0.40 - $0.25)
Plus: Real estate depreciation and amortization	$5.35 - $5.42
Plus: Depreciation on unconsolidated joint ventures	$0.05 - $0.05
Less: Minority interest depreciation and amortization	($1.00 - $1.02)

FFO per diluted share	$4.00 - $4.20

(1)
The assumptions used in the initial FFO outlook were discussed in the November 26, 2007 earnings outlook press release. The above outlook reflects Fund I acquisitions completed during the first quarter 2008 and does not include any additional acquisitions, dispositions, joint venture or fund-type investments.

GEAR UP

On January 1, 2006, the Company initiated a new operating plan that will be referred to as the “GEAR UP” Plan. At the heart of the GEAR UP Plan are Great People transforming Parkway through Equity Opportunities and Asset Recycling from an owner-operator to an operator-owner. Our long-standing commitment to Retain our Customers and provide an Uncompromising Focus on Operations remains steadfast. We believe that by accomplishing these goals we can deliver excellent Performance to our shareholders. Performance for the GEAR UP Plan will be measured as the sum of adjusted funds available for distribution, as defined by the Company, cumulative over the three years of the plan. The goal for cumulative adjusted FAD is $7.18 per diluted share.

About Parkway Properties

Parkway Properties, Inc., a member of the S&P Small Cap 600 Index, is a self-administered real estate investment trust specializing in the operation, leasing, acquisition, and ownership of office properties. The Company is geographically focused on the Southeastern and Southwestern United States and Chicago. Parkway owns or has an interest in 69 office properties located in 11 states with an aggregate of approximately 14.1 million square feet of leasable space as of May 5, 2008. Included in the portfolio are 21 properties totaling 3.8 million square feet that are owned jointly with other investors, representing 27.2% of the portfolio. Under the Company's GEAR UP plan, which started January 1, 2006, and ends December 31, 2008, it is the Company's strategy to transform from an owner-operator to an operator-owner. The strategy highlights the Company's strength in providing excellent service in the operation of office properties in addition to its direct ownership of real estate assets. Fee-based real estate services are offered through the Company's wholly owned subsidiary, Parkway Realty Services, which also manages and/or leases approximately 1.8 million square feet for third party owners as of May 5, 2008.

Additional Information

The Company will conduct a conference call to discuss the results of its first quarter operations on Tuesday, May 6, 2008, at 11:00 a.m. Eastern Time. The number for the conference call is 877-879-6243. A taped replay of the call can be accessed 24 hours a day through May 16, 2008, by dialing 888-203-1112 and using the pass code of 7487141. An audio replay will be archived and indexed in the investor relations section of the Company’s website at www.pky.com. A copy of the Company's 2008 first quarter supplemental financial and property information package is available by accessing the Company's website, emailing your request to rjordan@pky.com or calling Rita Jordan at 601-948-4091. Please participate in the visual portion of the conference call by accessing the Company's website and clicking on the "1Q Call" icon. By clicking on topics in the left margin, you can follow visual representations of the presentation.

Additional information on Parkway Properties, Inc., including an archive of corporate press releases and conference calls, is available on the Company's website. The Company's first quarter 2008 Supplemental Operating and Financial Data, which includes a reconciliation of Non-GAAP financial measures, is available on the Company's website.

Forward Looking Statement

Certain statements in this release that are not in the present or past tense or discuss the Company's expectations (including the use of the words anticipate, forecast or project) are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company's current belief as to the outcome and timing of future events. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the real estate industry and in performance of the financial markets; the demand for and market acceptance of the Company's properties for rental purposes; the amount and growth of the Company's expenses; tenant financial difficulties and general economic conditions, including interest rates, as well as economic conditions in those areas where the Company owns properties; the risks associated with the ownership and development of real property; the failure to acquire or sell properties as and when anticipated; and other risks and uncertainties detailed from time to time on the Company's SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company's results could differ materially from those expressed in the forward-looking statements. The Company does not undertake to update forward-looking statements.

PARKWAY PROPERTIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31	December 31
	2008	2007
	(Unaudited)
Assets
Real estate related investments:
Office and parking properties	$1,761,915	$1,552,982
Office property development	19,160	13,411
Accumulated depreciation	(267,112)	(251,791)
	1,513,963	1,314,602

Land available for sale	1,467	1,467
Mortgage loan	7,124	7,001
Investment in unconsolidated joint ventures	11,112	11,236
	1,533,666	1,334,306

Rents receivable and other assets	113,496	119,457
Intangible assets, net	96,550	70,719
Cash and cash equivalents	14,906	11,312
	$1,758,618	$1,535,794

Liabilities
Notes payable to banks	$257,663	$212,349
Mortgage notes payable	855,664	714,501
Accounts payable and other liabilities	80,597	88,496
	1,193,924	1,015,346

Minority Interest
Minority Interest - unit holders	34	34
Minority Interest - real estate partnerships	137,935	80,506
	137,969	80,540

Stockholders' Equity
8.00% Series D Preferred stock, $.001 par value,
2,400,000 shares authorized, issued and outstanding	57,976	57,976
Common stock, $.001 par value, 67,600,000 shares authorized,
15,276,367 and 15,223,350 shares issued and outstanding
in 2008 and 2007, respectively	15	15
Common stock held in trust, at cost, 84,000 and 104,500
shares in 2008 and 2007, respectively	(2,845)	(3,540)
Additional paid-in capital	426,142	425,221
Accumulated other comprehensive loss	(1,465)	(358)
Accumulated deficit	(53,098)	(39,406)
	426,725	439,908
	$1,758,618	$1,535,794

PARKWAY PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	March 31
	2008	2007
	(Unaudited)

Revenues
Income from office and parking properties	$66,022	$61,538
Management company income	497	333
Total revenues	66,519	61,871

Expenses
Property operating expense	31,753	28,234
Depreciation and amortization	22,168	19,211
Operating expense for other real estate properties	1	1
Management company expenses	489	268
General and administrative	2,295	1,645
Total expenses	56,706	49,359

Operating income	9,813	12,512

Other income and expenses
Interest and other income	368	146
Equity in earnings of unconsolidated joint ventures	258	305
Gain on sale of real estate	-	50
Interest expense	(15,521)	(13,084)

Loss before minority interest and discontinued operations	(5,082)	(71)
Minority interest - real estate partnerships	2,487	471
Income (loss) from continuing operations	(2,595)	400
Discontinued operations:
Income from discontinued operations	-	28
Net income (loss)	(2,595)	428
Dividends on preferred stock	(1,200)	(1,200)
Net loss available to common stockholders	$(3,795)	$(772)

Net loss per common share:
Basic	$(0.25)	$(0.05)
Diluted	$(0.25)	$(0.05)

Dividends per common share	$0.65	$0.65

Weighted average shares outstanding:
Basic	15,003	15,616
Diluted	15,003	15,616

PARKWAY PROPERTIES, INC.
RECONCILIATION OF FUNDS FROM OPERATIONS AND
FUNDS AVAILABLE FOR DISTRIBUTION TO NET INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(In thousands, except per share data)

	Three Months Ended
	March 31
	2008	2007
	(Unaudited)

Net Income (Loss)	$(2,595)	$428

Adjustments to Net Income (Loss):
Preferred Dividends	(1,200)	(1,200)
Depreciation and Amortization	22,168	19,211
Minority Interest Depreciation and Amortization	(4,210)	(2,391)
Adjustments for Unconsolidated Joint Ventures	176	161
Funds From Operations Available to Common Shareholders (1)	$14,339	$16,209

Funds Available for Distribution
Funds From Operations Available to Common Shareholders	$14,339	$16,209
Add (Deduct) :
Adjustments for Unconsolidated Joint Ventures	(54)	(84)
Adjustments for Minority Interest in Real Estate Partnerships	642	418
Straight-line Rents	(773)	(1,303)
Amortization of Above/Below Market Leases	57	352
Amortization of Share Based Compensation	454	353
Capital Expenditures:
Building Improvements	(937)	(918)
Tenant Improvements - New Leases	(1,102)	(1,037)
Tenant Improvements - Renewal Leases	(1,240)	(1,627)
Leasing Costs - New Leases	(190)	(441)
Leasing Costs - Renewal Leases	(1,024)	(395)
Funds Available for Distribution (1)	$10,172	$11,527

Diluted Per Common Share/Unit Information (**)
FFO per share	$0.95	$1.02
Dividends paid	$0.65	$0.65
Dividend payout ratio for FFO	68.54%	63.42%
Weighted average shares/units outstanding	15,119	15,816

Other Supplemental Information
Upgrades on Acquisitions	$5,173	$1,946
Gain (Loss) on Non Depreciable Assets	$-	$50

**Information for Diluted Computations:
Basic Common Shares/Units Outstanding	15,005	15,617
Dilutive Effect of Other Share Equivalents	114	199

(1)    Parkway computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition. FFO is defined as net income, computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from the sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

There is not a standard definition established for FAD. Therefore, our measure of FAD may not be comparable to FAD reported by other REITs. We define FAD as FFO, excluding the amortization of restricted shares, amortization of above/below market leases and straight line rent adjustments, and reduced by non-revenue enhancing capital expenditures for building improvements, tenant improvements and leasing costs. Adjustments for unconsolidated partnerships and joint ventures are included in the computation of FAD on the same basis.

PARKWAY PROPERTIES, INC.
CALCULATION OF EBITDA AND COVERAGE RATIOS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(In thousands)

	Three Months Ended
	March 31
	2008	2007
	(Unaudited)

Net Income (Loss)	$(2,595)	$428

Adjustments to Net Income (Loss):
Interest Expense	14,674	12,915
Amortization of Financing Costs	446	293
Prepayment Expense - Early Extinguishment of Debt	401	(124)
Depreciation and Amortization	22,168	19,211
Amortization of Share Based Compensation	454	353
Gain on Real Estate and Non Depreciable Assets	-	(50)
Tax Expense	-	13
EBITDA Adjustments - Unconsolidated Joint Ventures	304	291
EBITDA Adjustments - Minority Interest in Real Estate Partnerships	(6,883)	(3,629)
EBITDA (1)	$28,969	$29,701

Interest Coverage Ratio:
EBITDA	$28,969	$29,701

Interest Expense:
Interest Expense	$14,674	$12,915
Capitalized Interest	156	-
Interest Expense - Unconsolidated Joint Ventures	125	127
Interest Expense - Minority Interest in Real Estate Partnerships	(2,612)	(1,203)
Total Interest Expense	$12,343	$11,839

Interest Coverage Ratio	2.35	2.51

Fixed Charge Coverage Ratio:
EBITDA	$28,969	$29,701

Fixed Charges:
Interest Expense	$12,343	$11,839
Preferred Dividends	1,200	1,200
Principal Payments (Excluding Early Extinguishment of Debt)	3,792	4,051
Principal Payments - Unconsolidated Joint Ventures	13	12
Principal Payments - Minority Interest in Real Estate Partnerships	(86)	(65)
Total Fixed Charges	$17,262	$17,037

Fixed Charge Coverage Ratio	1.68	1.74

Modified Fixed Charge Coverage Ratio:
EBITDA	$28,969	$29,701

Modified Fixed Charges:
Interest Expense	$12,343	$11,839
Preferred Dividends	1,200	1,200
Total Modified Fixed Charges	$13,543	$13,039

Modified Fixed Charge Coverage Ratio	2.14	2.28

The following table reconciles EBITDA to cash flows provided by operating activities:

EBITDA	$28,969	$29,701
Amortization of Above Market Leases	57	352
Amortization of Mortgage Loan Discount	(123)	-
Operating Distributions from Unconsolidated Joint Ventures	382	405
Interest Expense	(14,674)	(12,915)
Prepayment Expense - Early Extinguishment of Debt	(401)	124
Tax Expense	-	(13)
Increase in Deferred Leasing Costs	(3,056)	(836)
Decrease in Receivables and Other Assets	10,403	2,226
Decrease in Accounts Payable and Other Liabilities	(12,582)	(7,374)
Adjustments for Minority Interests	4,396	3,158
Adjustments for Unconsolidated Joint Ventures	(562)	(596)
Cash Flows Provided by Operating Activities	$12,809	$14,232

(1) Parkway defines EBITDA, a non-GAAP financial measure, as net income before interest expense, income taxes, depreciation, amortization, losses on early extinguishment of debt and other gains and losses. EBITDA, as calculated by us, is not comparable

PARKWAY PROPERTIES, INC.
NET OPERATING INCOME FROM OFFICE AND PARKING PROPERTIES
THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(In thousands, except number of properties data)

					Average
			Net Operating Income		Occupancy
	Number of	Percentage
	Properties	of Portfolio (1)	2008	2007	2008	2007

Same-store properties (2):
Wholly-owned	48	79.44%	$27,225	$27,238	91.0%	90.6%
Parkway Properties Office Fund LP	9	10.27%	3,518	4,288	93.0%	90.0%
Other consolidated joint venture	1	1.76%	603	672	87.6%	87.6%
Total same-store properties	58	91.47%	31,346	32,198	91.2%	90.5%
2007 acquisitions	2	2.90%	994	-	92.5%	N/A
2008 acquisitions	3	5.77%	1,976	-	76.0%	N/A
Office property development	-	-0.01%	(2)	-	N/A	N/A
Assets sold	-	-0.13%	(45)	1,106	N/A	N/A
Net operating income from
office and parking properties	63	100.00%	$34,269	$33,304

(1) Percentage of portfolio based on 2008 net operating income.

(2) Parkway defines Same-Store Properties as those properties that were owned for the entire three-month periods ended March 31, 2008 and 2007 and excludes properties classified as discontinued operations. Same-Store net operating income ("SSNOI") includes income from real estate operations less property operating expenses (before interest and depreciation and amortization) for Same-Store Properties. SSNOI as computed by Parkway may not be comparable to SSNOI reported by other REITs that do not define the measure exactly as we do. SSNOI is a supplemental industry reporting measurement used to evaluate the performance of the Company's investments in real estate assets. The following table is a reconciliation of net income to SSNOI:

			Three Months Ended
			March 31
			2008	2007

Net Income (loss)			$(2,595)	$428
Add (deduct):
Interest expense			15,521	13,084
Depreciation and amortization			22,168	19,211
Operating expense for other real estate properties			1	1
Management company expenses			489	268
General and administrative expenses			2,295	1,645
Equity in earnings of unconsolidated joint ventures			(258)	(305)
Gain on sale of real estate and other assets			-	(50)
Minority interest - real estate partnerships			(2,487)	(471)
Income from discontinued operations			-	(28)
Management company income			(497)	(333)
Interest and other income			(368)	(146)
Net operating income from office and parking properties			34,269	33,304
Less: Net operating income from non same-store properties			(2,923)	(1,106)
Same-store net operating income			$31,346	$32,198